Exhibit 99.1

SENOMYX ANNOUNCES FIRST QUARTER 2016 FINANCIAL RESULTS

SAN DIEGO, CA – April 28, 2016 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the first quarter ended March 31, 2016. Total revenues for the first quarter 2016 were $6.3 million including $2.1 million in commercial revenues.

“Senomyx continues to make commercialization progress under both royalty-based collaborations as well as our direct sales to flavor houses resulting in an increase in first quarter commercial revenues of over 200% compared to the prior year,” stated John Poyhonen, President and Chief Executive Officer of the Company. “Importantly, our novel cooling flavor, S2227, was first commercialized by Firmenich in an oral care product resulting in the achievement of a milestone during the quarter. This novel cooling flavor provides a clean, long lasting taste profile, and is being marketed by Firmenich under the FreezeStormTM brand. In addition, the test market plan with Mug Root Beer® remains on track,” Poyhonen commented.

“From a business development perspective, this is a pivotal year for Senomyx with the R&D funding period of our Sweet Taste Program collaborations scheduled to come to their natural conclusion this summer. There continues to be significant interest in the reduction of calories in foods and beverages driven by pressure from NGOs, lawmakers and consumers. We are actively pursuing collaborative relationships for our Sweet Taste Program and we remain optimistic in our ability to deliver on this important goal this year,” Poyhonen stated.

“Senomyx’s direct sales program has shown good progress since our last quarterly update, as the adoption of our five Complimyx® flavor ingredient offerings by our flavor house customers continues to gain momentum,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “We now have 11 wins across our customer base. This latest win came from one of our existing customers as they achieved a second win for a different flavor ingredient, meaning that nine companies account for the 11 wins. We are very encouraged that we are starting to realize multiple wins for additional Complimyx ingredients by our existing customer base, as this demonstrates the value and differentiation our offerings can bring in the development of their flavor solutions,” Wicker concluded.

Q1 2016 Financial Results:

Commercial revenues were $2.1 million in the first quarter of 2016 compared to $657,000 in the first quarter of 2015. The improvement primarily resulted from higher royalties from our sweet flavor ingredients and a commercial milestone achieved upon the first commercial sale of products which include our novel cooling flavor, as well as higher direct sales of our flavor ingredients. Development revenues were $4.2 million in the first quarter of 2016 compared to $4.3 million in the first quarter of 2015.

Research, development and patents expenses, including non-cash, stock-based expenses, decreased to $5.4 million for the first quarter of 2016 from $6.4 million for the first quarter of 2015. The decrease was primarily attributable to lower personnel and depreciation expenses. Selling, general and administrative expenses, including non-cash, stock-based expenses, decreased to $3.0 million for the first quarter of 2016 from $3.1 million for the first quarter of 2015.

The net loss for the quarter ended March 31, 2016 improved to $2.4 million compared to $4.6 million for the quarter ended March 31, 2015.

Financial Review and Outlook:

“Financial results for the first quarter exceeded expectations,” stated Tony Rogers, Senior Vice President and Chief Financial Officer. “We are off to a good start with commercial revenues boosted by an earlier than expected commercial milestone achievement. This achievement along with increased direct sales traction and lower than anticipated expenses were the primary drivers in beating our first quarter net loss guidance by $1.1 million. At this point, we will continue to provide only quarterly guidance due to limited control over commercial revenue timing and variability around ongoing business development activities,” Rogers concluded.

For the second quarter 2016, the Company expects:

●	Revenues to be at least $6.1 million, of which at least $2.0 million are commercial revenues; and
●	Net loss not to exceed $3.0 million or $0.07 per share.

Regarding the Company’s cash position, Senomyx ended the first quarter with $19.1 million in cash. Cash utilization during the quarter was higher than recent quarters primarily due to cash flow timing. As of the end of the first quarter, accounts receivable increased by $2.1 million and accounts payable decreased by $1.1 million for a net change of $3.2 million compared to December 31, 2015. The Company is scheduled to receive $8.7 million in committed payments from collaborators and customers in the remaining three quarters of 2016. The Company will receive additional commercial payments and cost reimbursements during 2016, has the opportunity to receive additional milestone payments under existing collaborations and may receive funding under future collaborations.

Conference Call:

Senomyx will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) Thursday, April 28, 2016 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 88425756.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products.  Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages.  In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected financial results, including commercial and development revenues and anticipated financial condition in 2016, statements regarding new collaboration agreements and the anticipated funding we may receive, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new natural flavor ingredients and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies, such as PepsiCo and Firmenich, are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we have little experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; and development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)
Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Megan Knight Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8430
tony.rogers@senomyx.com	megan.knight@senomyx.com

###

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Revenues:
Development revenues	$4,178	$4,349
Commercial revenues	2,072	657
Total revenues	6,250	5,006

Operating expenses:
Cost of commercial revenues	220	84
Research, development and patents (including $502 and $594, respectively, of non-cash stock-based compensation)	5,432	6,403
Selling, general and administrative (including $648 and $784, respectively, of non-cash stock-based compensation)	3,036	3,096
Total operating expenses	8,688	9,583

Loss from operations	(2,438)	(4,577)

Other income	19	8

Net loss	$(2,419)	$(4,569)

Basic and diluted net loss per share	$(0.05)	$(0.11)

Weighted average shares used in computing basic and diluted net loss per share	44,597	43,500

Condensed Balance Sheets

(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$19,050	$22,954
Other current assets	8,198	6,287
Property and equipment, net	3,210	3,334
Total assets	$30,458	$32,575

Accounts payable, accrued expenses and other current liabilities	$4,194	$5,303
Deferred revenues	3,299	3,511
Deferred rent	2,321	2,445
Leasehold incentive obligation	1,737	1,792
Stockholders’ equity	18,907	19,524
Total liabilities and stockholders’ equity	$30,458	$32,575